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                                  Exhibit 99.1

                           [ORTEC INTERNATIONAL LOGO]

                            ORTEC INTERNATIONAL, INC.

                              FOR IMMEDIATE RELEASE

                 Ortec to Implement 1 for 10 Reverse Stock Split
                       -----------------------------------
      Approximately 7.1 Million Common Shares to be Outstanding Post Split

New York, NY - (BUSINESSWIRE) - June 20, 2003 - Ortec International, Inc. (OTCBB: ORTC) today announced a reverse stock split of its outstanding common stock at the rate of one new share for every ten shares previously outstanding, effective as of the close of trading Tuesday, June 24, 2003. Ortec's common stock will continue to trade under the symbol OTCBB:ORTC. Ortec's common stock has been assigned the new CUSIP number 68749B405 effective after the reverse split.

After the reverse split, Ortec will have approximately 7.1 million common shares outstanding. Giving effect to the conversion of all the outstanding shares of Ortec's convertible preferred stock , an additional approximately 2.8 million common shares will be outstanding, which, together with Ortec's common shares already outstanding, would aggregate, approximately 10 million common shares outstanding. In addition, giving effect to such reverse split, Ortec is obligated to issue additional shares of its common stock upon the exercise of outstanding options and warrants as follows: approximately, 1.48 million shares pursuant to employee stock options at exercise prices ranging from $1.80 to $3.60; approximately 30,000 shares pursuant to employee stock options at exercise prices between $4.10 and $6.00, and approximately 205,000 shares pursuant to employee stock options and certain warrants at exercise prices in excess of $10.00. In addition, outstanding warrants granted in connection with approximately $15 million of financing secured by Ortec in the sale of its convertible preferred stock during the past year, will entitle the warrant holders to purchase an additional 1.6 million Ortec common shares at an exercise price of $3.60, an additional 692,000 Ortec






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common shares at an exercise price of $4.00, and an additional 569,000 Ortec common shares at an exercise price of $5.00.

Ron Lipstein, CEO of Ortec, commenting on the announcement of the reverse split said, "The reverse split, which we previously announced in connection with our most recent $5.3 million financing, creates a very clear and determinate capital structure critical to attracting future investment and investor interest in our stock."

About Ortec International, Inc.

Ortec International, Inc., (ORTC), is a tissue-engineering company involved in the commercialization of a proprietary and patented technology to stimulate the repair and regeneration of human tissue. Ortec's current focus is the application of its OrCel'TM' (Bilayered Cellular Matrix) to heal chronic and acute wounds. OrCel is composed of a collagen sponge seeded with allogeneic epidermal and dermal cells. These cells secrete growth factors and cytokines normally found in acute human wounds and are believed to have a beneficial role in promoting tissue repair. In addition to having received FDA approvals for the treatment of Epidermolysis Bullosa and donor sites in burn patients, a pivotal clinical trial is ongoing in venous ulcers and the FDA has granted Ortec approval to initiate a pivotal trial in diabetic foot ulcers. Ortec believes that its platform technology may extend to the regeneration of other human tissue such as tendons, ligaments, cartilage, bone, muscle and blood vessels. For more information, visit Ortec's website at http://www.ortecinternational.com.

Certain statements made in this news release that express the belief, potential anticipation or expectation, as well as other statements which are not historical fact, and statements relating to the clinical trials and their results, design, FDA product approvals or other marketing approvals, features, functionality and performance insofar as they may apply prospectively, are "forward looking" statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in this news release or in other "forward looking" statements presented by management. Factors that might cause such a difference include, but are not limited to, development by the Company's competitors of new technologies or products that are more effective than the Company's, risks of failure of clinical trials, dependence on and retention of key personnel, protection of proprietary technology, compliance with U.S. Food and Drug Administration regulations, continued availability of raw material for the Company's products, availability of product liability insurance in the event of commercialization of the Company's products, ability to effect transition from pilot-scale manufacturing to large-scale commercial production of products, uncertainty as to the availability of additional capital on acceptable terms, if at all, and the demand for the Company's products, if and when commercially available.

                      FOR MORE INFORMATION, PLEASE CONTACT:
                       Ron Lipstein, Vice Chairman and CEO
               Ortec International, Inc. (212) 740-6999, ext. 204